Exhibit 99.1

                    First Federal Reports Quarterly Earnings

     -- Record net interest income, up 52% over previous year
     -- Operating results impacted by loan loss provisions and MSR valuation allowance

    LA CROSSE, Wis., April 21 /PRNewswire-FirstCall/ -- First Federal Capital Corp (Nasdaq: FTFC), parent company of First Federal Capital Bank, reported net income for the three months ended March 31, 2004, of $8.04 million or $0.36 per diluted share, which compares to $8.01 million or $0.40 per diluted share in the same quarter last year. Excluding the after-tax impact of $1.0 million in loss provisions on two commercial loan relationships and a $631,000 loss provision on mortgage servicing rights ("MSRs"), First Federal's earnings would have been $9.1 million or $0.41 per share in the most recent quarter, an increase of 14%.

    Net interest income in the first quarter reached a record level, increasing $9.5 million or 52% from the first quarter of 2003. This increase was due in part to a significant increase in earning assets as a result of loan growth, security purchases, and the acquisition of Liberty Bancshares, Inc., in the fourth quarter of last year. Also contributing was a 109 basis point improvement in interest rate spread, from 2.17% in the first quarter of 2003 to 3.26% in this year's first quarter. The most recent quarter represented the third straight period in which the Corporation's interest rate spread has improved, increasing by another four basis points from the previous quarter.

    Jack C. Rusch, First Federal President and CEO noted, "Our net interest income improved as expected in the most recent quarter. Looking ahead, we expect market rates to trend higher the rest of the year as the economy recovers. We believe we will be able to maintain our interest rate spread at or near current levels in this environment. As I noted in last quarter's earnings release, the key to improving our results in 2004 will be our ability to grow loans and deposits. We are pleased with the growth in both of these areas in the first quarter and are confident that demand will continue to improve, which will enable us to meet our asset and earnings growth goals for the year."

   During the first quarter, First Federal purchased $305 million in medium-term collateralized mortgage obligations ("CMOs") with a weighted average life of 3.0 years. These purchases were funded by term Federal Home Loan Bank advances with a weighted average life of 2.4 years. The pre-tax spread on these transactions was over 200 basis points and is expected to contribute over $5.0 million to net interest income in 2004. These purchases were made to maintain the Corporation's capital ratio at a level deemed appropriate by management. Additional leveraged purchases of CMOs are not expected in the immediate future, although there can be no assurances.

    In addition to the aforementioned CMO purchases, First Federal acquired $102 million in shorter-term CMOs during the first quarter. These securities were funded out of general liquidity and had a weighted average life of 2.1 years and a yield of approximately 3.5%.

    Non-interest income was down $2.3 million or 13% in the first quarter of 2004 compared to the previous year's quarter. Mortgage banking revenue, which consists of gains on sales of mortgage loans and loan servicing fees, decreased by $3.8 million or 45%. This decrease was principally the result of a significant decline in loan originations and sales in the most recent quarter, due to a more favorable interest rate environment for loan refinance activity in the first quarter of last year. Loan sales declined from $666 million in last year's quarter to $205 million in the most recent quarter, resulting in a $12.4 million or 77% decline in gains on sales of loans. In addition, the average gain on sale of loans was 2.42% in the first quarter of 2003 compared to 1.83% in the most recent quarter. This decline, which was in line with expectations, was caused by a smaller spread between the primary and secondary markets for mortgage loans.

    The decline in gains on sales of loans was partially offset by an $8.5 million improvement in loan servicing fee income, net of MSR amortization and loss provisions. MSR amortization in the first quarter of 2003 was significantly higher than the first quarter of 2004 because of increased loan refinance activity in 2003. In addition, the first quarter of 2003 included a $1.8 million loss provision on MSRs compared to only $631,000 in the most recent quarter.

    Commenting on mortgage banking revenues, Rusch stated, "The dip in interest rates during the first quarter resulted in more originations and sales of single-family mortgage loans than we had anticipated for the period. Rates are up slightly since the end of the quarter, but the lag effects of the first quarter dip could sustain mortgage banking revenues into the second quarter.

    "Although interest rates remain low by historical standards, we don't think the mortgage business will see the lows in rates that we experienced last summer or in the first quarter. As a result, we continue to expect mortgage banking revenue in 2004 to be significantly lower than it was in 2003. In addition, revenue mix will shift from gains on sales of loans to loan servicing fees."

    The increase in rates since the end of the first quarter could result in the recapture of most of the $631,000 loss provision First Federal established on its MSRs in the first quarter. In addition, amortization of MSRs is expected to be lower because of reduced refinance activity in a higher rate environment. Despite management's expectations for interest rates in 2004, a decline in rates may require First Federal to establish additional valuation allowances on its mortgage servicing rights as a result of a likely increase in loan prepayment expectations. Management anticipates that such valuation allowances would be offset by an increase in gains on sales of loans, although there can be no assurances.

    Community banking revenue, which consists of deposit account fees, investment services income, and premiums and commissions on sales of insurance, partially offset the decline in mortgage banking revenue in the first quarter of 2004, increasing by $1.5 million or 17% compared to the same quarter in 2003.

    Rusch commented, "Community banking revenues continue to experience double-digit growth at First Federal. This important source of income increased by 17% over the first quarter of last year and is running ahead of our budget for the year. Combined with mortgage banking revenue, this growth resulted in non-interest income equal to 36% of our total revenue in the first quarter. Although down quite a bit from 2003, we continue to out-pace our banking peers by a wide margin in this ratio."

    Non-interest expense increased by $6.2 million or 27% in the first quarter compared to the same period last year. The increase is primarily attributable to an increase in the number of new banking facilities opened or acquired in the past year, and an increase in employees. Furthermore, during the fourth quarter of 2003, the Corporation completed the acquisition of Liberty, which averaged $2.6 million in non-interest expense per quarter during 2003. Also contributing was a $341,000 increase in amortization of intangibles due to the Liberty acquisition. Since March 31, 2003, the number of banking locations operated by the Corporation has increased by four. The number of full-time equivalent employees of the Corporation increased by 13% from 1,240 at March 31, 2003 to 1,396 at the most recent quarter end.

    Rusch said, "Our first quarter non-interest expense increased by only 4% from the fourth quarter and was in line with budget expectations for the period. We believe increases in non-interest expense should be seen as a measure of our commitment to build the infrastructure necessary to support the rollout of our business banking services to the rest of our major markets. We began offering business banking products in the Appleton, Wisconsin market in the most recent quarter and are moving ahead with plans to extend these product offerings into additional markets in 2004. With the recent announcement of a market president for the Madison, Wisconsin market, we expect business services to be available there during the second quarter of 2004."

    The Corporation's provision for loan losses increased from $379,000 in the first quarter of 2003 to $1.6 million in the first quarter of 2004. During the most recent quarter, the Corporation charged off $642,000 relating to a $2.6 million loan on a hotel property located in the Twin Cities. The hotel is currently in bankruptcy and is in process of foreclosure. Although the Corporation does not expect to incur an additional loss on this loan, there can be no assurances at this time. In addition to this loan, the Corporation charged off a $385,000 loan to another financial institution, which was deemed insolvent during the period. These two losses reduced after-tax earnings per share by $0.03. Despite these recent losses, the Corporation's total non-performing assets have declined since December 31, 2003. In addition, commercial business loans classified in the Corporation's three highest risk categories remained stable in the most recent quarter after improving steadily during the later half of 2003.

    The Corporation continues to monitor a $2.7 million loan on an apartment complex located in Indiana. Although the loan is current, the property has suffered from low occupancy for an extended period of time. Although management believes it is possible the Corporation may incur a loss on the future resolution of this loan, such loss is not yet probable nor is it estimable at this time.

    Asset quality remains strong with the ratio of non-accrual loans to total loans of 0.37% at March 31, 2004 compared to 0.31% at March 31, 2003. The Corporation's allowance for loan losses to total non-performing loans stood at 146% as of March 31, 2004 down from 183% one year ago. The Corporation's ratio of allowance for loan losses to total loans was 0.54% at March 31, 2004, compared to 0.56% on the same date last year.

    At March 31, 2004, the Corporation's assets totaled $3.7 billion, up from $3.1 billion a year ago. Loans held for investment were $2.6 billion compared to $2.1 billion a year ago, an increase of 25%. Deposits totaled $2.7 billion, an increase of $232 million or 10% over the previous year.

    First Federal's first quarter annualized return on average equity (ROE) was 11.5% compared to 15.4% for the same period a year ago. Annualized return on average assets (ROA) for the quarter was 0.93%, compared to 1.06% twelve months prior. Stockholders' equity totaled $284 million, or $12.66 per share.


    About First Federal

    First Federal's banking subsidiary, First Federal Capital Bank, is headquartered in La Crosse, Wisconsin. Established in 1934, First Federal is a community bank serving businesses and consumers through 49 supermarket banks, 42 brick and mortar locations, three stand-alone loan production offices, a high school banking office and more than 140 ATMs located in over 45 communities in Wisconsin, northern Illinois, and Minnesota. The Company serves more than 250,000 households with checking, savings, investment and loan products. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester and St. Paul, Minnesota, as well as La Crosse, Wausau, Oshkosh and Appleton, Wisconsin, and is moving ahead with plans to extend these product offerings to additional markets in 2004.


    Certain matters in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes,
(iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve,
(v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow,
(viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.



    FIRST FEDERAL CAPITAL CORP
    STATEMENT OF FINANCIAL CONDITION

                                     March 31    December 31      March 31
                                      2004          2003           2003
    ASSETS
    Cash and due from banks        $85,782,964    $94,535,753   $88,137,004
    Interest-bearing deposits
     with banks                      8,014,625      6,444,374   110,619,132
    Mortgage-backed and
     related securities:
       Available for sale,
        at fair value              448,839,953    386,862,372   580,455,994
       Held for investment,
        at cost                    296,946,310        613,076     9,476,827
    Loans held for sale             37,795,579     16,113,217    48,708,133
    Loans held for investment,
     net                         2,572,865,312  2,518,683,388 2,052,934,722
    Federal Home Loan Bank
     stock                          60,596,000     59,634,800    56,325,100
    Accrued interest receivable,
     net                            17,327,935     15,802,753    16,807,760
    Office properties and
     equipment                      54,222,170     53,020,583    36,934,376
    Mortgage servicing rights,
     net                            37,944,402     36,340,856    27,789,420
    Goodwill                        78,063,720     78,168,866    38,546,438
    Other intangible assets         12,836,291     13,358,976     5,089,842
    Other assets                    31,861,953     28,745,265    21,294,521
       Total assets             $3,743,097,213 $3,308,324,280
$3,093,119,269

    LIABILITIES AND
     STOCKHOLDERS' EQUITY
    Deposit liabilities         $2,672,071,943 $2,552,837,027
$2,439,880,689
    Federal funds purchased         46,200,000     24,500,000             -
    Federal Home Loan Bank
     advances                      650,200,000    373,075,000   376,250,000
    Other borrowings                36,861,913     43,624,308    13,521,180
    Advance payments by
     borrowers for taxes
     and insurance                   4,944,540      1,484,734     4,435,531
    Accrued interest payable         2,676,798      2,234,905     2,818,283
    Other liabilities               46,045,110     33,979,161    44,953,235
       Total liabilities         3,459,000,304  3,031,735,135 2,881,858,918

    Common stock, $.10 par value     2,243,867      2,239,477     2,021,593
    Additional paid-in capital      87,901,722     87,323,995    46,577,431
    Retained earnings              193,508,742    188,319,179   170,956,527
    Treasury stock, at cost            (80,400)             -   (10,180,511)
    Unearned restricted stock                -              -       (18,333)
    Accumulated non-owner
     adjustments to equity, net        522,978     (1,293,508)    1,903,644
       Total stockholders' equity  284,096,909    276,589,144   211,260,351
       Total liabilities and
        stockholders' equity    $3,743,097,213 $3,308,324,280
$3,093,119,269

    Actual number of shares
     outstanding at end of
     period, net of treasury
     stock                          22,435,114     22,394,773    19,702,712
    Average shares outstanding
     used to compute:
       Diluted earnings per share   22,627,330     20,597,675    19,958,412
       Basic earnings per share     22,393,370     20,352,640    19,698,621


    FIRST FEDERAL CAPITAL CORP
    RESULTS OF OPERATIONS
    (Dollar amounts in thousands, except per share amounts)

                                                            Three Months
                                                           Mar       Mar
                                                           2004      2003

    Interest on loans                                    $35,547   $32,426
    Interest on mortgage-backed and related securities     4,921     3,479
    Interest and dividends on investments                    993     1,253
       Total interest income                              41,461    37,158
    Interest on deposit liabilities                       10,371    13,657
    Interest on FHLB advances and other borrowings         3,339     5,220
       Total interest expense                             13,709    18,877
       Net interest income                                27,752    18,281
    Provision for loan losses                              1,606       379
       Net interest income after provision for
        loan losses                                       26,145    17,902
    Community banking revenue                             10,313     8,828
    Mortgage banking revenue                               4,674     8,512
    Other income                                             638       601
       Total non-interest income                          15,626    17,941
    Compensation and employee benefits                    18,554    13,996
    Occupancy and equipment                                3,578     3,125
    Communications, postage, and office supplies           1,754     1,848
    ATM and debit card transaction costs                   1,349     1,090
    Advertising and marketing                                780       680
    Amortization of intangible assets                        523       182
    Other expenses                                         2,740     2,204
       Total non-interest expense                         29,279    23,125
       Income before income taxes                         12,492    12,718
    Income tax expense                                     4,451     4,704
       Net income                                         $8,041    $8,014

    Per share information
    Diluted earnings per share                             $0.36     $0.40
    Basic earnings per share                                0.36      0.41
    Dividends paid per share                                0.14      0.13



    FIRST FEDERAL CAPITAL CORP
    INCOME STATEMENT DETAIL
    (Dollar amounts in thousands)

                                                             Three Months
                                                            Mar       Mar
                                                            2004      2003

    COMMUNITY BANKING REVENUE
    Overdraft fees                                        $5,117    $4,383
    ATM and debit card fees                                3,026     2,547
    Account service charges                                  732       621
    Other fee income                                         437       408
       Total deposit account revenue                       9,312     7,959
    Consumer loan insurance premiums and commissions         144       170
    Other consumer loan fees                                  99       106
       Total consumer loan revenue                           243       276
    Investment services revenue                              758       593

       Total community banking revenue                   $10,313    $8,828


    MORTGAGE BANKING REVENUE
    Gross servicing fees                                  $2,905    $2,524
    Mortgage servicing rights amortization                (1,790)   (8,695)
    Mortgage servicing rights valuation (loss) recovery     (631)   (1,800)
       Total loan servicing fees, net                        484    (7,971)
    Gain on sale of mortgage loans                         3,759    16,110
    Other mortgage-related revenue                           431       373

       Total mortgage banking revenue                     $4,674    $8,512



    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA                                 Three Months
                                                            Mar       Mar
                                                           2004      2003

    Stock price at end of period                          $21.32    $20.41
    High stock price during period                        $23.48    $21.08
    Low stock price during period                         $20.48    $19.13
    Book value per share at end of period                 $12.66    $10.72
    Tangible book value per share at end of period         $8.61     $8.51

    Return on average assets                               0.93%     1.06%
    Return on average equity                              11.47%    15.37%
    Equity capital as percent of total assets
     at end of period                                      7.59%     6.83%
    Tangible equity capital as percent of
     tangible assets at end of period                      5.29%     5.50%

    Interest rate spread during period                     3.26%     2.17%
    Net interest income as a percent of
     average earning assets during period                  3.50%     2.61%
    Average interest-earning assets to average
     interest-bearing liabilities during period          113.84%   116.37%

    Yields on interest-earning assets during period:
    Single-family mortgage loans                           5.30%     5.22%
    Commercial real estate loans                           5.98%     7.71%
    Business loans                                         5.04%     5.09%
    Consumer loans                                         6.20%     6.86%
    Education loans                                        3.21%     3.92%
       Total loans                                         5.53%     6.10%
    Mortgage-backed and related securities                 3.75%     3.27%
    Interest-bearing deposits with banks                   1.29%     1.17%
    Other earning assets                                   6.23%     4.94%
       Total interest-earning assets                       5.23%     5.30%

    Cost of interest-bearing liabilities during period:
    Regular savings accounts                               0.25%     0.25%
    Checking accounts                                      0.47%     0.25%
    Money market accounts                                  1.21%     0.87%
    Certificates of deposits                               2.64%     3.54%
       Total interest-bearing deposits                     1.87%     2.73%
    FHLB advances                                          2.45%     5.28%
    Other borrowings                                       1.56%     2.06%
       Total interest-bearing liabilities                  1.97%     3.14%

    Non-interest income to total revenue (a)              36.02%    49.53%

    Ratio of non-interest expense to average
     assets during period (b)                              3.35%     3.07%
    Efficiency ratio during period (c)                    66.29%    63.34%
    Banking facilities at end of period                       95        91
    Full-time equivalent employees at end of period        1,396     1,240

    (a) Total revenue equals net interest income plus non-interest income.
    (b) Excludes impact of gains (losses) on real estate owned.
    (c) Excludes amortization of intangible assets and gains (losses) on sales of investment securities and real estate investments, if any.

    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
    (Dollar amounts in thousands)Three Months

                                                           Mar        Mar
                                                           2004       2003
    Activity in the allowance for loan
     losses during period:
    Balance at beginning of period                       $13,882    $11,658
    Provision for losses                                   1,606        379
    Charge-offs:
      Single-family mortgage loans                             -        (33)
      Commercial real estate mortgage loans                 (642)         -
      Consumer loans                                        (457)      (476)
      Business loans                                        (533)         -
      Education loans                                        (14)       (12)
        Total loans charged-off                           (1,646)      (521)
      Recoveries                                              58         14
        Charge-offs net of recoveries                     (1,588)      (507)
    Balance at end of period                             $13,901    $11,530

    Net annualized charge-offs as a percentage
     of average loans outstanding                          0.25%       0.10%
    Ratio of allowance to total loans held for
     investment at end of period                           0.54%       0.56%


    Summary of non-performing assets         Mar 31      Dec 31      Mar 31
     at end of period:                        2004        2003        2003
    Non-accrual loans:
      Single-family mortgage loans           $3,198      $3,148     $2,713
      Commercial real estate loans            2,938       2,649        103
      Consumer loans                          2,794       2,540      2,432
      Business loans                            571       1,226      1,054
        Total non-accrual loans               9,501       9,563      6,302
    Real estate owned and in judgement        3,642       4,068      2,949
        Total non-performing assets         $13,143     $13,631     $9,251

    Ratio of non-accrual loans to loans
     held for investment at end of period     0.37%       0.38%       0.31%
    Ratio of total non-performing assets
     to total assets at end of period         0.35%       0.41%       0.30%
    Ratio of allowance for loan losses
     to total non-accrual loans                146%        145%        183%


    Portfolio of loans held for investment   Mar 31      Dec 31      Mar 31
     at end of period:                       2004        2003        2003
    First mortgage loans:
      Single-family real estate            $761,243    $759,490   $663,307
      Non-residential real estate           452,975     426,644    274,036
      Multi-family real estate              267,335     284,991    241,669
      Construction                          125,667     119,196     99,299
    Consumer loans:
      Second mortgage and home equity       414,706     396,581    356,081
      Automobile                            145,661     146,677    124,668
      Other consumer                         35,198      36,401     28,023
      Education loans                       205,352     195,052    201,224
      Business loans                        171,002     158,761     68,964
        Subtotal                          2,579,139   2,523,793  2,057,270
    Unearned discount, premiums, and
     net deferred loan fees and costs         7,627       8,772      7,195
    Allowance for loan losses               (13,901)    (13,882)    (11,530)
        Total loans held for investment  $2,572,865  $2,518,683 $2,052,935



    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
    (Dollar amounts in thousands)
                                                          Three Months
                                                       Mar           Mar
    Loan origination activity:                        2004          2003
    Real estate loan originations:
      Single-family mortgage loans                  $91,244       $86,267
      Commercial real estate loans                   39,789        32,119
      Decrease (increase) in loans in process        16,386         5,385
        Total real estate loans originated          147,419       123,771
    Consumer loan originations:
      Second mortgage and home equity loans          54,802        65,189
      Automobile loans                               23,930        18,748
      Other consumer loans                            4,436         5,052
        Total consumer loans originated              83,168        88,989
    Education loan originations                      23,081        21,514
    Business loan originations                       24,695        25,114
        Total loans originated for investment      $278,362      $259,388

    Single-family mortgage loans originated
     for sale                                      $209,062      $633,625


    Deposit liabilities at            Mar            Dec           Mar
     end of period:                   2004           2003          2003
    Checking accounts:
      Non-interest bearing         $424,309        $345,698      $427,418
      Interest bearing              183,975         187,368       137,372
    Money market accounts           521,722         469,097       243,334
    Regular savings accounts        257,004         256,658       175,713
    Time deposits                 1,285,061       1,294,016     1,456,044
        Total deposit
         liabilities             $2,672,072      $2,552,837    $2,439,881

                                                    Mar 2004     Weighted
                                                    Balance    Average Rate
    Time deposits maturing within .....
      Three months                                 $122,421         2.14%
      Four to six months                            205,213         2.72%
      Seven to twelve months                        333,789         2.44%
      More than twelve months                       623,638         3.21%
        Total time deposits                      $1,285,061         2.83%

    FHLB advances and all other
     borrowings maturing within .....
      Three months                                 $286,250         1.39%
      Four to six months                             58,450         2.78%
      Seven to twelve months                         58,450         2.53%
      More than twelve months                       330,112         2.91%
        Total FHLB advances and all other
         borrowings                                $733,262         2.28%




SOURCE  First Federal Capital Corp
    -0-                             04/21/2004
    /CONTACT: Jack C. Rusch, President and Chief Executive Officer of First Federal Capital Corp, +1-608-781-4636/
    (FTFC)

CO:  First Federal Capital Corp
ST:  Wisconsin
IN:  FIN
SU:  ERN